Exhibit 99.1

Newfield Exploration Reports Second Quarter 2018 Results

Domestic net production up more than 30% year-over-year; averages 186,700 BOEPD (39% oil, 62% liquids)

Anadarko Basin second quarter net production up more than 45% year-over-year; averages 131,100 BOEPD

Anadarko Basin second quarter net liquids production up more than 50% year-over-year; exceeds 80,000 BOEPD

Anadarko Basin second quarter net crude oil production up more than 40% year-over-year; exceeds 42,000 BOPD

Company achieves surplus of discretionary free cash flow over capital investment of $11 million in second quarter

Newfield raises 2018 expectations for total production and capital investments

The Woodlands, Texas - July 31, 2018 - Newfield Exploration Company (NYSE: NFX) today announced second quarter 2018 unaudited financial and operating results. Additional details can be found in the Company’s @NFX publication, located on its website http://www.newfield.com.

Newfield plans to host a conference call at 7:30 a.m. CDT on August 1, 2018. To listen to the call, please visit Newfield’s website at http://www.newfield.com. To participate in the call, dial 323-794-2094 and provide conference code 1873319 at least 10 minutes prior to the scheduled start time.

Second Quarter 2018 Highlights

•                  Domestic and Anadarko Basin net production exceeded the high-end of the Company’s guidance ranges. Second quarter 2018 domestic net production was 186,700 BOEPD (39% oil and 62% liquids). Stronger than expected production results were driven primarily by the Anadarko Basin which averaged 131,100 BOEPD (mid-point of guidance was 123,000 BOEPD), an increase of 13% relative to the prior quarter and approximately 48% year-over-year.  Second quarter average net liquids production in the Anadarko Basin grew approximately 15% relative to the prior quarter to over 80,000 BOEPD.  The Company’s net crude oil production from the Anadarko Basin averaged over 42,000 BOPD (up more than 40% year-over-year), in line with guidance.

•                  Consolidated production for the second quarter of 2018 was approximately 195,300 BOEPD (42% oil, and 64% liquids). The Company lifted 782,000 net barrels from its offshore oil field in China.

•                  Second quarter 2018 capital investments were $365 million, or approximately $5 million above original guidance. For the full-year 2018, the Company increased its capital budget by approximately 4% to $1.35 billion, excluding capitalized interest and overhead costs of approximately $114 million.

•                  Realized prices for crude oil and NGLs remained stable relative to the prior quarter. Specifically, STACK realized crude oil prices during the quarter averaged 100% of NYMEX WTI. Domestic natural gas prices in the quarter averaged approximately 79% of Henry Hub pricing.

•                  During the second quarter, discretionary cash flow exceeded capital investments by $11 million. As a result, available liquidity expanded to $2.4 billion ($2 billion in undrawn credit facility, $125 million money market lines of credit and nearly $300 million of available cash on hand).  Additionally, the Company’s ratio of Net Debt to adjusted EBITDA decreased to 1.7x as of June 30, 2018.  This is ahead of the prior guidance of decreasing the ratio below 1.8x by year-end 2018. The Company remains focused on further improving its credit profile and reaching sustainable positive free cash flow generation.

•                  The Company continues to advance its Sycamore, Caney, Osage, Resource Expansion (SCORE) initiative.  Recent positive drilling results were released in Northwest STACK, located in northeast Dewey County, Oklahoma, where the Company holds approximately 24,000 net acres (>70% operated).  Results on several recent wells can be found in @NFX. By year-end, over 80% of this position is expected to be HBP.

•                  In the Williston Basin, Newfield’s net production in the quarter averaged 21,000 BOEPD. Importantly, the Williston Basin program is expected to deliver discretionary cash flow that exceeds capital expenditures by more than $130 million at today’s strip oil prices. Uinta Basin net production averaged approximately 21,000 BOEPD during the quarter.

Second Quarter 2018 Financial and Production Summary

For the second quarter, the Company recorded net income of $119 million, or $0.59 per diluted share (all per share amounts are on a diluted basis). Earnings were impacted by an unrealized derivative loss of $78 million, or $0.39 per share, and a gain from a favorable legal settlement of $8 million, or $0.04 per share. After adjusting for the effects of the unrealized derivative loss and legal settlement during the period, net income would have been $189 million, or $0.94 per share. See the “Explanation and Reconciliation of Non-GAAP Financial Measures” at the end of this press release for additional disclosures.

Revenues for the second quarter were $679 million. Net cash provided by operating activities was $488 million. Discretionary cash flow from operations was $376 million. See the “Explanation and Reconciliation of Non-GAAP Financial Measures” at the end of this press release for additional disclosures.

Newfield’s consolidated net production in the second quarter of 2018 was approximately 195,300 BOEPD, comprised of 42% oil, 22% natural gas liquids and 36% natural gas. Domestic net production in the same quarter was approximately 186,700 BOEPD, comprised of 39% oil, 23% natural gas liquids and 38% natural gas.

2018 Production and Capital Investment Outlook

Newfield today increased it’s expectations for annual production volumes and capital investments in 2018. The table below updates guidance for production by commodity and planned capital investments for the Company’s Domestic and Anadarko Basin assets. Newfield now expects to invest approximately $1.35 billion in 2018 (previous guidance was $1.3 billion), excluding capitalized interest overhead costs of about $114 million. The increase in estimated capital investments for 2018 is primarily related to greater participation in projects operated by others as well as increased working interest levels in its operated developments year-to-date.

In the table below, the Company provides an updated 2018 production and capital outlook for Domestic, and more specifically, the Anadarko Basin.  Cost and expense guidance for the year can be found in the Company’s @NFX presentation.

2018E Quarterly Guidance(1)

	1Q18 Actual	2Q18 Guidance	2Q18 Actual	3Q18E(2)	4Q18E(2)	FY18E
DOMESTIC GUIDANCE

PRODUCTION
Oil (mbopd)	72	72	74	73-77	73-77	74
NGL (mbopd)	35	37	43	40-46	40-46	41
Gas (mmcfpd)	401	402	422	420-450	420-450	425
Total (mboepd)	174	172-180	187	185-195	185-195	180-190

CAPEX ($MM)	$345	$360	$365	$365	$275	$1,350

ANADARKO GUIDANCE

PRODUCTION
Oil (mbopd)	40	42	42	42-44	42-44	42
NGL (mbopd)	31	33	38	36-40	36-40	36
Gas (mmcfpd)	279	288	304	310-330	310-330	305
Total (mboepd)	117	120-126	131	130-140	130-140	125-135

CAPEX ($MM)	$282	$265	$291	$265	$220	$1,060

China Production (mboepd)	3	7-9	9	2-3	3-5

(1)Production and capital are expected to be within 5% of the estimates above

(2)Individual product guidance ranges do not necessarily sum to total production guidance range.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. Our U.S. operations are onshore and focus primarily on large scale, liquids-rich resource plays in the Anadarko and Arkoma basins of Oklahoma, the Williston Basin of North Dakota and the Uinta Basin of Utah. In addition, we have a producing oil field offshore China.

**This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “may,” “forecast,” “outlook,” “could,” “budget,” “objectives,” “strategy,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “prospective,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “guidance,” “potential” or other similar expressions are intended to identify forward-looking statements. Other than historical facts included in this release, all information and statements, including but not limited to information regarding planned capital expenditures, estimated reserves, estimated production targets and expected production mix, estimated future operating costs and other expenses and other financial measures, estimated future tax rates, drilling and development plans, the timing of production, planned capital expenditures, and other plans and objectives for future operations, are forward-looking statements. Although, as of the date of this release, Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks, some of which are beyond Newfield’s control and are difficult to predict.  No assurance can be given that such expectations will prove to have been correct. Actual results may vary significantly from those anticipated due to many factors, including but not limited to commodity prices, drilling results, changes in commodity mix, accessibility to economic transportation modes and processing facilities, our liquidity and the availability of capital resources, operating risks, industry conditions, U.S. and China governmental regulations, financial counterparty risks, the prices of goods and services, the availability of drilling rigs and other oilfield services, our ability to monetize assets and repay or refinance our existing indebtedness, labor conditions, severe weather conditions, new regulations or changes in tax or environmental legislation, environmental liabilities not covered by indemnity or insurance, legislation or regulatory initiatives intended to address seismic activity, and other operating risks. Please see Newfield’s 2017 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other subsequent public filings, all filed with the U.S. Securities and Exchange Commission (SEC), for a discussion of other factors that may cause actual results to vary. Unpredictable or unknown factors not discussed in this press release or in Newfield’s SEC filings could also have material adverse effects on Newfield’s actual results as compared to its anticipated results. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release and are not guarantees of performance. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information, please contact Newfield’s Investor Relations department.

Phone: 281-210-5182

Email: IR@newfield.com

2Q18 Actual Results

	Domestic	China	Total
Production/Liftings(1)
Crude oil and condensate (MBbls)	6,696	782	7,478
Natural gas (Bcf)	38.4	—	38.4
NGLs (MBbls)	3,892	—	3,892
Total (MBOE)	16,989	782	17,771

Average Realized Prices(2)
Crude oil and condensate (per Bbl)	$63.15	$73.97	$64.28
Natural gas (per Mcf)	2.22	—	2.22
NGLs (per Bbl)	28.82	—	28.82
Crude oil equivalent (per BOE)	$36.50	$73.97	$38.15

	Domestic	China	Total	Domestic	China	Total
Selected Expenses:	(In millions)			(Per BOE)
Lease operating	$60	$13	$73	$3.54	$16.69	$4.12
Transportation and processing	83	—	83	4.85	—	4.64
Production and other taxes	26	1	27	1.52	1.32	1.51
General and administrative, net(3)	50	1	51	2.94	1.83	2.90
Other operating expenses (income), net	(7)	1	(6)	(0.41)	0.72	(0.36)
Interest expense			37			2.10
Capitalized Interest			(15)			(0.84)
Other non-operating (income) expense			—			—

(1)         Represents volumes lifted and sold regardless of when produced.

(2)         Average realized prices including the effects of derivative contracts for our domestic and consolidated crude oil and condensate would have been $52.72 per barrel and $54.94 per barrel, respectively. The average realized price including the effects of derivative contracts for domestic natural gas would have been $2.32 per Mcf and the average realized price for domestic NGLs would have been $28.54 per barrel. We did not have any derivative contracts associated with our China production as of June 30, 2018.

(3)         Net general and administrative expenses excludes $13 million, or $0.75 per BOE, of capitalized direct internal costs.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$293	$326
Derivative assets	2	15
Other current assets	461	405
Total current assets	756	746

Oil and gas properties, net (full cost method)	4,416	3,931
Restricted cash	46	40
Other assets	243	244
Total assets	$5,461	$4,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Derivative liabilities	$228	$98
Other current liabilities	822	720
Total current liabilities	1,050	818

Other liabilities	66	69
Derivative liabilities	39	26
Long-term debt	2,435	2,434
Asset retirement obligations	134	130
Deferred taxes	97	76
Total long-term liabilities	2,771	2,735

Stockholders’ equity:
Common stock, treasury stock and additional paid-in capital	3,274	3,246
Accumulated other comprehensive income (loss)	(1)	—
Retained earnings (deficit)	(1,633)	(1,838)
Total stockholders’ equity	1,640	1,408
Total liabilities and stockholders’ equity	$5,461	$4,961

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Oil, gas and NGL revenues	$679	$402	$1,259	$819

Operating expenses:
Lease operating	73	58	131	114
Transportation and processing	83	71	161	143
Production and other taxes	27	13	51	27
Depreciation, depletion and amortization	151	110	284	216
General and administrative	51	51	105	98
Other	(6)	—	(5)	1
Total operating expenses	379	303	727	599

Income (loss) from operations	300	99	532	220

Other income (expense):
Interest expense	(37)	(37)	(75)	(75)
Capitalized interest	15	15	30	31
Commodity derivative income (expense)	(145)	28	(256)	81
Other, net	—	2	1	4
Total other income (expense)	(167)	8	(300)	41

Income (loss) before income taxes	133	107	232	261

Income tax provision (benefit)	14	9	27	16
Net income (loss)	$119	$98	$205	$245

Earnings (loss) per share:
Basic	$0.60	$0.49	$1.03	$1.23
Diluted	$0.59	$0.49	$1.02	$1.22

Weighted-average number of shares outstanding for basic earnings (loss) per share	200	199	200	199

Weighted-average number of shares outstanding for diluted earnings (loss) per share	201	200	200	200

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Six Months Ended
	June 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$205	$245
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	284	216
Deferred tax provision (benefit)	21	16
Stock-based compensation	25	20
Unrealized (gain) loss on derivative contracts	157	(46)
Other, net	5	7
	697	458
Changes in operating assets and liabilities	51	16
Net cash provided by (used in) operating activities	748	474

Cash flows from investing activities:
Additions to and acquisitions of oil and gas properties and other	(789)	(521)
Proceeds from sales of oil and gas properties	23	28
Net cash provided by (used in) investing activities	(766)	(493)

Cash flows from financing activities:
Debt issue costs	(8)	—
Other, net	(1)	(7)
Net cash provided by (used in) financing activities	(9)	(7)

Net increase (decrease) in cash, cash equivalents and restricted cash	(27)	(26)
Cash, cash equivalents and restricted cash, beginning of period	$366	$580
Cash, cash equivalents and restricted cash, end of period	$339	$554

Explanation and Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income (Earnings Stated Without the Effect of Certain Items)

Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts. This measure should not be considered an alternative to net income (loss) as defined by generally accepted accounting principles (GAAP). A reconciliation of earnings for the second quarter of 2018 stated without the effect of certain items to net income (loss) is shown below (in millions, except per share data):

	2Q18
	(In millions)	(Per diluted share)
Net Income (loss)	$119	$0.59
Unrealized (gain) loss on derivative contracts	78	0.39
Legal settlement	(8)	(0.04)
Earnings stated without the effect of the above items	$189	$0.94
Weighted-average number of shares outstanding for per diluted share		201

Discretionary Cash Flow from Operations

Discretionary cash flow from operations represents net cash provided by operating activities before changes in operating assets and liabilities and is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered an alternative to net cash provided by operating activities as defined by GAAP. A reconciliation of net cash provided by operating activities to discretionary cash flow from operations is shown below:

2Q18
(In millions)
Net cash provided by operating activities	$488
Net changes in operating assets and liabilities	(112)
Discretionary cash flow from operations	$376

Net Debt to Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

EBITDA is determined by subtracting from net income, interest, income tax provision, and DD&A. Adjusted EBITDA, a non-GAAP measure, further subtracts out non-cash items related to impairments, stock based compensation, derivative gain or loss, and other permitted adjustments. Adjusted EBITDA should not be considered an alternative to net income, as defined by GAAP. A reconciliation of net income to EBITDA, and to adjusted EBITDA, is shown below. Net debt is defined as principal amount of debt less cash and cash equivalents.

	QTD				Twelve Months Ended
	3Q17	4Q17	1Q18	2Q18	June 30, 2018
			(In millions)
Net Income	$87	$95	$86	$119	$387
Adjustments to derive EBITDA:
Interest expense, net of capitalized interest	22	23	23	22	90
Income tax provision (benefit)	(19)	(38)	13	14	(30)
Depreciation, depletion and amortization (DD&A)	124	127	133	151	535
EBITDA	$214	$207	$255	$306	982

Adjustments to EBITDA:
Ceiling test and other impairment	$—	$—	$—	$—	$—
Non-cash stock based compensation	5	9	9	16	39
Unrealized (gain) loss on commodity derivatives	34	95	79	78	286
Other permitted adjustments	1	3	1	(6)	(1)
Adjusted EBITDA	$254	$314	$344	$394	$1,306

Long-term debt					$2,450
Less: Cash					293
Net debt					$2,157
Net debt / Adjusted EBITDA					1.7